BAZI® CONTINUES AGGRESSIVE EXPANSION OF RETAIL OUTLETS

DENVER, CO. – (PR NEWSWIRE) – May 3, 2011 – BAZI International, Inc. (OTCBB: BAZI) announced today that the Company continues its aggressive expansion of retail outlets.  BAZI’s sales team has been presenting the brand to retail outlets across the country and recently the team secured its flagship product in 451 additional stores.  These retailers are in areas of the country from West Texas to Colorado, Kansas, to St. Louis.   The West Texas chain represents nearly 300 stores alone.  The retailers also include two regional chains with 50 stores and 70 stores respectively and will give us the ability to geo-target our marketing efforts in areas such as Texas, Colorado, and the Midwest.

“Our success in closing these retail outlets speaks to the strength of the brand, our ingredients, and the only unique product of its kind in the energy shot segment.  These retailers believe we will bring new users to the category, an already highly profitable one!”  said Debbie Wildrick, EVP of Sales Marketing.

In addition, these outlets have helped grow our strength with the largest convenience store wholesaler in the country expanding into additional warehouses and creating critical mass.

“It is our intent to make BAZI a household name when it comes to energy shots,” stated Kevin Sherman, CEO of BAZI International.  “Retailers are increasingly supportive of our healthy energy shot, resulting in significant expansion of our distribution network.  We believe this growth in distribution will lead to addition opportunities for the Company.”

ABOUT BAZI®

BAZI International, Inc. is a provider of healthy energy shots designed to help enhance physical health and overall performance.  BAZI® is a concentrated energy shot with eight super fruits, including jujube, acai, mangosteen, goji, pomegranate, blueberry, raspberry and seabuckthorn, plus a variety of phytonutrients, antioxidants, vitamins and trace minerals, supporting the critical nutrition needed daily in a convenient, great tasting 2 ounce shot.  BAZI's commitment to quality, science and research has earned the company a loyal following of world-class athletes and an elite list of endorsers, including Olympic athletes.  For more information about BAZI®, please visit www.drinkBAZI.com.

Forward-Looking Statement:

Statements  in this release that are forward  looking  involve known and unknown risks and  uncertainties,  which  may cause  the Company's  actual  results  in future periods  to be  materially  different  from any future  performance  that may be suggested in this news  release.  Such factors may include, but are not limited to: the ability to of the Company to continue as a going concern given its deteriorating cash position; the Company's need to raise additional capital, and whether that capital is available on acceptable terms, if at all; and the Company’s ability to achieve positive cash flow given the Company's existing and anticipated operating and other costs, and current sales trends.  Many of these risks and uncertainties are beyond The Company's control.  Reference  is  made  to  the discussion of risk factors  detailed in The Company's  filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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